Exhibit 10.33

September 15, 2025 Tim Laney

via email

This letter serves as conﬁrmation of the following terms regarding your employment with National Bank Holdings Corporation and its affiliates (collectively, the “Company”).

As you know, on September 15, 2025 the Company entered an agreement with Vista Bancshares, Inc., which transaction is expected to close in early 2026, subject to certain regulatory and shareholder approvals (such transaction, the “Vista Transaction”). As a result of the economic beneﬁts and strategic importance of the Vista Transaction and contingent upon the successful closing of the Transaction and your continued employment on such date, the Company agrees to the following modiﬁcations to your compensation, effective on the date of the closing of the Vista Transaction (the “Effective Date”):

1.	Your annual base salary will be $1,000,000, effective on the Effective Date.
2.	Your target annual cash incentive award opportunity will be 150% of your annual base salary for purposes of the Company’s annual short-term incentive program commencing with the 2026 ﬁscal year, subject to the Effective Date. Your incentive will be subject to the Company’s Executive Short Term Incentive Plan as approved by the Compensation Committee
3.	Your target long-term incentive award opportunity will be 250% of your annual base salary for purposes of the Company’s annual long-term incentive program commencing with the 2026 ﬁscal year, subject to the Effective Date.

Additionally, on the Effective Date, you shall receive a one-time grant of restricted stock, with a fair market value of $15,000,000, which award shall vest subject to the following conditions, subject to your continued employment through each such vesting date:

●	The ﬁrst one-third of the award ($5,000,000) shall vest on December 15, 2026 and shall be based upon the successful retention of key clients, key associates and the ability to meet certain ﬁnancial measures.
●	The remaining 2/3 of the award ($10,000,000) shall vest in eight equal installments, beginning on March 15, 2027 and thereafter on the ﬁfteenth of June, September and December of each of the 2027 and 2028 calendar years.

●	Your equity award agreement will provide for accelerated vesting in your award in the event of an involuntary termination not for Cause or for a Termination for Good Reason, Death and Disability, as deﬁned in your Employment Agreement with the Company.

Tim, this is an exciting time for the Company and we thank you for your leadership! Sincerely,

/s/ Art Zeile

Art Zeile

NBHC Compensation Committee Chair